Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. ANNOUNCES
COMPLETION OF SENIOR CREDIT
FACILITY REFINANCING

Plano, Texas, July [14], 2011 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced the completion of the previously announced refinancing of its senior credit facility. The new $750 million senior credit facility consists of $250 million in term loans and a $500 million revolving credit facility. The Company drew down the $250 million in term loans and $100 million of the revolving facility today and utilized the proceeds to repay its existing senior term debt.
“We believe the extended maturities and moderation of mandatory principal payments over the next five years will further enhance our financial flexibility as we continue to execute on our growth initiatives,” commented Robert D. Davis, the Company’s Executive Vice President and Chief Financial Officer. “Based on our present leverage ratio, we expect an approximate 100 basis point improvement in interest rates on the new credit facility as compared to the prior facility,” Mr. Davis concluded.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,020 company-owned stores nationwide and in Canada, Mexico and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 210 rent-to-own stores operating under the trade name of “ColorTyme.”
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com
This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) the outstanding balance under the Company’s senior credit facility from time to time; (ii) changes in interest rates; (iii) changes in the Company’s debt ratings; (iv) the Company’s operating results; and (v) other risks detailed from time to time in the Company’s SEC reports, including but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2010, and its quarterly report on Form 10-Q for the quarter ended March 31, 2011, and other documents filed by the Company from time to time with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.